CERTIFICATE OF RETIREMENT
OF
SERIES A CONVERTIBLE PREFERRED STOCK
OF
ACACIA RESEARCH CORPORATION
(Pursuant to Section 243 of the General Corporation Law of the State of Delaware)

Acacia Research Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware and authority granted in the Third Amended and Restated Certificate of Incorporation of the Corporation, as heretofore amended (the “Third Amended and Restated Certificate”), the Board of Directors of the Corporation, by resolution duly adopted, created, authorized and provided for the issuance of 350,000 shares of Series A Convertible Preferred Stock of the Corporation, par value $0.001 per share (the “Series A Convertible Preferred Stock”), and established the powers, preferences and relative, participating, optional or other rights of such shares, and the qualifications, limitations or restrictions thereof, and, on November 18, 2019, a Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of Acacia Research Corporation with respect to such shares was filed in the Office of the Secretary of State of the State of Delaware.

SECOND: On January 7, 2020, an Amended and Restated Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of Acacia Research Corporation was filed in the Office of the Secretary of State of the State of Delaware.

THIRD: On June 30, 2023, a Second Amended and Restated Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of Acacia Research Corporation (the “Certificate of Designations”) was filed in the Office of the Secretary of State of the State of Delaware.
FOURTH: A total of 350,000 shares of Series A Convertible Preferred Stock have been retired.

FIFTH: The Certificate of Designations prohibits the reissuance of the shares of Series A Convertible Preferred Stock that have been converted, repurchased or redeemed.

SIXTH: Pursuant to the provisions of Section 243 of the General Corporation Law of the State of Delaware, when this Certificate of Retirement becomes effective, it shall have the effect of amending the Third Amended and Restated Certificate to reduce the number of authorized shares of Series A Convertible Preferred Stock to the extent of 350,000 shares, and such shares shall be returned to the status of authorized but unissued shares of the Preferred Stock, par value $0.001 per share, of the Corporation, without designation as to series.

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Retirement to be signed by its duly authorized officer, this 27th day of July 2023.

ACACIA RESEARCH CORPORATION
By:	/s/Jason Soncini
Name:	Jason Soncini
Title:	General Counsel

[Signature Page to the Certificate of Retirement of Acacia Series A Convertible Preferred Stock]